ARTICLES OF INCORPORATION

of

PALM BEACH AMBULATORY SURGICAL CENTER, INC.

The undersigned subscribers to these Articles of Incorporation, each a natural person competent to contract, hereby associate to form a corporation under the laws of the State of Florida.

ARTICLE I.

Name

The name of the corporation is:

PALM BEACH AMBULATORY SURGICAL CENTER, INC.

ARTICLE II.

Nature of Business

The general nature of the business to be transacted by this corporation is to engage in any activity or business permitted under the laws of the United States and of the State of Florida.

ARTICLE III.

Capital Stock

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is Five Hundred (500) shares having a nominal value or par value of $10.00. Said stock shall be payable in cash, property, labor, or services at a just valuation to be fixed by the Board of Directors at a meeting for that purpose.

ARTICLE IV.

Capital

The amount of capital with which the corporation shall begin business is not less than Five Hundred Dollars ($500.00).

ARTICLE V.

Term of Existence

This corporation is to exist perpetually.

ARTICLE VI.

Address

The initial post office address of the principal office of this corporation in the State of Florida is:

Suite 320 Lewis State Bank

Tallahassee, Florida 32301

The principal office may from time to time be moved to any other address in Florida by approval of the Board of Directors.

ARTICLE VII

Directors

The business of this corporation shall be initially managed by an initial Board of Directors. The corporation shall have one director initially whose names and street addresses are as follows

F. Philip Blank	Suite 320 Lewis State Bank Bldg. Tallahassee, Florida 32301

ARTICLE VIII

Subscribers

The names and post office addresses of each subscriber of these Articles of Incorporation are:

F. Philip Blank	Suite 320 Lewis State Bank Bldg. Tallahassee, Florida 32301

ARTICLE IX

Amendments

These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the Board of Directors, proposed by it to the stockholders, and approved at the stockholders’ meeting by a majority of the stock entitled to vote thereunder unless all of the directors and all of the stockholders sign a written statement manifesting their intention that a certain amendment of these Articles of Incorporation be made.

ARTICLE X

Resident Agent

The name and address of the Resident Agent upon whom service of process may be served is:

F. Philip Blank, Esquire

TUCKER & BLANK, P.A.

Suite 320 Lewis State Bank Bldg.

Tallahassee, Florida 32301

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as subscribers of PALM BEACH AMBULATORY SURGICAL CENTER, INC. and acknowledge and file in the office of the Secretary of State of the State of Florida, the foregoing Articles of Incorporation this 1st day of April, 1982.

F. Philip Blank

STATE OF FLORIDA )

                                         :

COUNTY OF LEON     )

I HEREBY CERTIFY that on this day before me, a Notary Public duly authorized in the State and County named above to take acknowledgments, personally appeared F. PHILIP BLANK to me known to be the persons described as the subscribers in and who executed the foregoing Articles of Incorporation, and acknowledged before me that he subscribed to those Articles of Incorporation.

WITNESS my hand and official seal in the County and State named above on this 1st day of April, 1982.

Notary Public